Exhibit 99.1

                 CONFIDENTIAL SHARE PURCHASE AND SALE AGREEMENT


The terms below are subject to the execution of satisfactory definitive documentation. The terms are an outline only and are not exhaustive. Upon execution of this document by the undersigned, the parties will proceed to attempt to negotiate definitive agreements with a view to execution of such agreements on or before June 29, 2009.

1  Parties:                Mayfair Mining & Minerals, Inc. (the "Purchaser").

                           Cambridge Mineral Resources plc (the "Vendor").

2  The Company:            Recursos Metalicos SA, a Spanish corporation
                           ("Company") which is owned 100% by Cambridge.


3  Properties:             (1) Lomero-Poyatos, Spain; and
                           (2) Masa Valverde, Spain

                           Specifically  including  any and all  related  rights
and permits, all as set forth more specifically in Schedule "A" attached hereto and incorporated herein by reference. The Properties shall be free and clear of all liens, charges, encumbrances and claims of whatsoever nature, except as set forth in Schedule "A".


4  Owner of permits and
    rights in Properties:  100% of all Properties and related rights and permits are owned solely and exclusively by Recursos
                           Metalicos SA ("Properties").The

5  Purpose of Agreement:   The Purchaser wishes to purchase and the Vendor
                           desires to sell 100% of the Vendor's shares in the Company, free and clear of all liens, charges, encumbrances and claims of whatsoever nature.


6  Purchase Price:         US $7,500,000 by:

                           (a) the issuance of 10,000,000 Rule 144 common shares
of Mayfair Mining & Minerals, Inc., restricted from trading for a period of two years, at a deemed price of US $ 0.70 cents. The purchase consideration is payable in two tranches of - 2 x 5,000,000 shares. The first tranche payable upon the closing date, anticipated to be July 1, 2009 and the second upon the first annual anniversary of the closing date. The Vendor unconditionally agrees to the lock-up period of 24 months for each of the tranches of shares, commencing on the date of issuance of the share certificates and not to sell, transfer or otherwise encumber the Shares, or any portion thereof, for a period of two (2) years from the date of issuance thereof; and

                           (b) upon closing the Purchaser will immediately
transfer to the Vendor a cash payment of US $100,000 followed by payment(s) totaling $150,000 prior to August 31, 2009.

(i) The Parties confirm that the proposed Transaction may require governmental and regulatory approvals, clearances, and consents, third party consents, and the approvals of their respective Board of Directors.

(ii) Each of the Parties will pay their own costs incurred in the performance of their obligations under this Agreement.

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(iii)    The Parties agree to keep the terms of this Agreement confidential and to not disclose the terms of this Agreement or the fact that discussions in respect of the Agreement are in progress, unless required to do so by law, by applicable regulatory or securities regulations, or with the prior written consent of the Vendor.

(iv) This Agreement may not be assigned by any of the Parties without the prior written consent of the other Parties and may not be amended or supplemented except by instrument in writing signed by the Parties.

(v) This Agreement may be executed in one or more counterparts each of which will constitute an original hereof and all of which together will constitute one and the same agreement. This Agreement may be executed by facsimile signature, and execution thereby will constitute an original hereof.

(vi) This Agreement will be governed by and construed in accordance with the laws of England and Wales.

(vi) This Agreement is specifically subject to and conditioned upon each party conducting due diligence on the other party and its assets and liabilities, and agreeing to accept the same on an "as-is, where-is" basis, unles otherwise agreed upon in writing.

(v) The Seller also agrees as a condition of the purchase and this Agreement, that should the Seller become insolvent and/or consider Administration or bankruptcy proceedings, voluntary or involuntary, within a period of five (5) years from the date of closing of the transaction, the Seller grants the Purchaser the absolute and unconditional right to re-purchase the share consideration of 10,000,000 shares or the amount of shares then remaining in its possession at a price of $0.70 cents per share or the market price if the lesser of the two amounts.

7. Financial Accounts

a) The Seller warrants that the Company's draft audited accounts to 31st December 2008 and subsequent draft management accounts all as already provided to the Buyer will be finalised without any material changes thereto.

b) The Buyer warrants that the Buyer's draft audited accounts to 31st March 2007 and 31st March 2008 and subsequent draft management accounts all as already provided to the Seller will be finalised without any material changes thereto.

8. Legal Actions

a) The Seller warrants that so far as it is aware the Company has no legal actions in progress, pending or contemplated save for those stated below:

[Details]

b) The Buyer warrants that so far as it is aware the Buyer has no legal actions in progress, pending or contemplated save for those stated below:

The Buyer is in receipt of a claim lodged with the Industrial Tribunal of England and Wales for unfair dismissal by Mr. Peter Davy, a former consultant and awaits notification of a hearing date.

 9. Liabilities

a) The Seller warrants that so far as it is aware the Company has no material tax or other liabilities actual, accrued, contingent, contemplated or otherwise possible other than those recorded in its accounts as already provided to the Buyer.

b) The Buyer warrants that so far as it is aware the Buyer has no material tax or other liabilities actual, accrued, contingent, contemplated or otherwise possible other than those recorded in its accounts as already provided to the Seller.

10. Board of Directors

Pursuant to the closing of this Agreement the Buyer's Board of Directors may consider the appointment of two further independant directors to be nominated by the Seller.

11. Reversion of Agreement

If the Buyer is for whatever reason unable to obtain a listing on the Toronto Stock Exchange within 18 months of Closing, this Agreement will become null and void, and within 30 days thereof the Buyer will transfer the Shares of the Company back to the Seller and the Seller and its subsidiary will repay to the Buyer any and all sums previously received from the Buyer.

12. The Buyer agrees to use its best efforts to place a portion of the Seller's share consideration at a price to be negotiated in order to raise no less than the additional sum of US $250,000 on behalf of the Seller.

This Agreement is signed by the duly authorized representative of each of the Parties on this (date).


Mayfair Mining & Minerals, Inc.             Cambridge Mineral Resources plc

By: /s/ Clive de Larrabeiti                 By: /s/ Michael Burton
    -----------------------                     ------------------
Name:      Clive de Larrabeiti              Name: Michael Burton
Position: President                         Position: Director

                                            By: /s/ Colin Andrew
                                                ----------------
                                            Name: Colin Andrew
                                            Position: Director